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                                   EXHIBIT E

                          PERFORMANCE RECOGNITION PLAN

                                       OF

                       THE GOODYEAR TIRE & RUBBER COMPANY

                           EFFECTIVE JANUARY 1, 1995

                        (HEREINAFTER CALLED THE "PLAN")

I.  PURPOSE AND POLICY

     It is the declared policy of the Board of Directors of The Goodyear Tire & Rubber Company ("Goodyear"), in order to provide incentive for extra effort, that key personnel of the Company shall be compensated in addition to their fixed compensation by participation in a performance recognition plan. Such key personnel shall be selected, as hereinafter provided, from the elected officers and other key employees of the Company.

     The Plan is designed to reinforce participant effort and responsibility towards achieving the total Company business objectives, the objectives of specific business units and objectives established for individual participants. Awards to participants provided under this Plan will vary to the extent these goals and objectives are attained. The basic intent is to tie awards directly to results that reflect Company growth and success achieved through customer satisfaction, quality products and enhanced shareholder value.

     The policy aforesaid shall be subject annually, and preferably at its first meeting of the calendar year, to reconsideration by the Board of Directors; and the Plan shall on such reconsideration be subject to affirmance, discontinuance, or amendment by the Board of Directors, for such year.

II.  DEFINITIONS

     For purposes of the Plan, the following terms shall have the following meanings:

          A) Award. Cash payments approved by the Committee and made pursuant to the objectives established pursuant to the Plan.

          B) Company. The Goodyear Tire & Rubber Company or any of its subsidiaries and affiliates.

          C) Participant. A salaried employee of the Company who has been selected by the Committee to receive an award under the Plan subject to the attainment of the established goals and objectives.

III.  THE COMMITTEE

     The "Committee," hereinafter referred to, is the Compensation Committee of the Board of Directors of Goodyear and shall from time to time be comprised of all persons who then are members of the Board of Directors and who are not participants in the Plan; and no member of the Committee shall be eligible for participation in the Plan while he is serving on the Committee. Action by the Committee pursuant to any provision of the Plan may be taken at any meeting held upon not less than five days' notice of its time, place and purpose given to each member, at which meeting a quorum of not less than four members is present. If less than a majority of the whole Committee is present, such action must be by the unanimous vote of those present, otherwise by a majority vote. The minutes of such meeting (signed by its secretary) evidencing such action, shall constitute authority for Goodyear to proceed in accordance therewith.

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IV.  TARGET BONUS

     Each participant is granted a target bonus which is subject to adjustment between zero percent and 150 percent, depending upon the business goal achievement.

V.  SELECTION OF PARTICIPANTS

     A) Following affirmance of the Plan as effective for any calendar year, and after consultation with the Chief Executive Officer of Goodyear (or, if he be unavailable, with the next ranking officer of Goodyear who may be available), the Committee shall determine the participants and establish their respective target bonuses for such calendar year. The Committee shall also review and approve the goals established for the participants. As to such determination, the Committee may rely, to the extent it deems available, upon any information and recommendations obtained from the officer so consulted. As soon as practicable after the selection of participants, Goodyear shall notify them of their participation and target bonuses. Participants are not eligible for any other annual Company bonus or incentive plan.

     B) A list, certified by the Committee (or by the officers as to action pursuant to subparagraph A above), shall evidence the determination of those persons who are participants in the Plan for such calendar year and their respective target bonuses and goals therein.

     C) With respect to employees who are not officers of Goodyear, the Chairman of the Board of Goodyear may add such employees as participants in the Plan during a Plan year and report such additional participants to the Committee from time to time.

VI.  PAYMENT

     The Committee, at its sole discretion, shall determine if a payment shall be made to participants in any Plan year notwithstanding the fact that the established goals and objectives may have been achieved. If the Committee determines that there will be a payment, payment of awards due participants with respect to the Plan will be made after the close of each Plan year once the achievement of the performance goals have been determined. All awards are contingent upon the achievement of the stated performance goals for each Plan year and a determination by the Committee that a payment shall be distributed to participants. All awards shall be in cash. There shall be deducted from each award under the Plan the amount of any tax required by governmental authority to be withheld and paid over by the Company to such government for the account of a participant entitled to an award.

VII.  CHANGE IN PARTICIPANT'S STATUS

     A) Any participant who is not an employee of the Company on December 31 of a Plan year forfeits his or her participation for that year unless employment termination was due to the employee's death or retirement (other than pursuant to a deferred vested pension) under the Retirement Plan for Salaried Employees (or a comparable plan of a Goodyear subsidiary or affiliate).

     B) Any participant whose employment terminates during a Plan year due to retirement shall be entitled only to a pro rata portion of the target bonus, subject to the adjustment as provided for in Section IV hereof. Such pro rata bonus is calculated by multiplying the percentage of days actually worked of the year (i.e., number of days worked divided by 365) by the target bonus. Notwithstanding the above, a participant who, after retirement, enters into a relationship either as an employee, consultant, agent or in any manner whatsoever with an entity that sells products in competition with products sold by Goodyear and its subsidiaries, forfeits the right to receive a distribution under this Plan. In the event such participant enters into such a relationship with a competitor within six months from a distribution under this Plan, the participant agrees to refund to The Goodyear Tire & Rubber Company any such distribution the participant had received.

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     C) Any participant whose employment status changes during a Plan year due to layoff, leave of absence or disability shall be entitled only to a pro rata portion of the target bonus, subject to the adjustment as provided for in
Section IV hereof. Such pro rata bonus is calculated by multiplying the percentage of days actually worked of the year (i.e., number of days worked divided by 365) by the target bonus.

     D) A participant whose employment terminates during a Plan year due to death shall be entitled only to a pro rata portion of a target bonus and the target bonus shall not be adjusted under Section IV hereof. Such pro rata bonus is based on days actually worked and calculated in the same manner as if the participant had retired and distribution of the bonus shall be made to the participating employee's executors, administrators, or such other person or persons as shall, by specific bequest under the last will and testament of the participating employee, be entitled thereto.

VIII.  MISCELLANEOUS CONDITIONS

     The Plan and all participation therein shall be subject to the following conditions:

          A) For all purposes of the Plan, termination of a participant's employment shall be deemed to have occurred whenever he or she is no longer employed by the Company.

          B) Nothing in the Plan shall obligate the Company with respect to tenure of office or duration of employment of any participant.

          C) All right, title and interest in the Plan shall be personal to the participant and not subject to voluntary or involuntary alienation, hypothecation, assignment or transfer, except to the extent provided in
     Section VII hereof.

          D) The Committee shall have power finally to interpret any of the provisions of the Plan and to lay down any regulations not inconsistent herewith for its administration.

          E) Nothing in the Plan shall prevent or interfere with any recapitalization or reorganization of Goodyear or its merger or consolidation with any corporation. In any such case, the recapitalized, reorganized, merged, or consolidated company shall assume the obligations of Goodyear under the Plan or such modification hereof as, in the judgment of the Board of Directors, shall be necessary to adapt it to the changed situation and shall provide substantially equivalent benefits to the participants.

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